Exhibit 11



                   Purchases of Shares of Common Stock from
                     March 6, 1992 through April 14, 1994
                   ----------------------------------------

         Set forth below are the purchases of shares of Common Stock from March 6, 1992 through April 14, 1994. All purchases were made in private transactions pursuant to the right of first refusal from Sellers.



   Date              Number of Shares             Price per Share
   ----              ----------------             ---------------
  7/8/93                  2,817                        $40.50
 7/15/93                  5,635                        $36.375
 7/22/93                  5,635                        $36.375
 8/11/93                  5,635                        $36.25
 8/11/93                  2,817                        $36.125
 9/21/93                  2,817                        $41.00
12/16/93                  5,635                        $37.625
 1/25/94                  2,817                        $38.125